Exhibit 99.1

Press Release

Information for Investors:	Information for Media:

Kirk Larsen	Michelle Kersch
Black Knight Financial Services, Inc.	Black Knight Financial Services, Inc.
904.527.4470	904.854.5043
kirk.larsen@bkfs.com	michelle.kersch@bkfs.com

Black Knight Financial Services Reports Second Quarter 2016 Financial Results

•	Revenues increased 10% to $255.5 million, and Adjusted Revenues increased 10% to $257.5 million for the quarter

•
Net Earnings Attributable to Black Knight Financial Services, Inc. of $11.4 million, or $0.17 per diluted share, and Adjusted Net Earnings from Continuing Operations of $44.7 million, or $0.29 per diluted share for the quarter

•	Adjusted EBITDA increased 14% to $116.5 million, with an Adjusted EBITDA Margin of 45.2%, an increase of 170 basis points from the prior year quarter

JACKSONVILLE, Fla. — July 20, 2016 — Black Knight Financial Services, Inc. (NYSE: BKFS), a leading provider of technology, data and analytics solutions to the nation's top mortgage lenders and servicers, today announced financial results for the second quarter and six months ended June 30, 2016.
Revenues for the second quarter of 2016 increased 10% to $255.5 million from $232.1 million in the prior year quarter. Net earnings attributable to Black Knight Financial Services, Inc. for the second quarter of 2016 were $11.4 million, or $0.17 per diluted share, compared to $0.3 million in the prior year period. Net earnings per share attributable to Black Knight Financial Services, Inc. were $0.00 per diluted share for the period from May 26, 2015 through June 30, 2015.
Adjusted Revenues for the second quarter of 2016 increased 10% to $257.5 million from $234.7 million in the prior year quarter. Adjusted Net Earnings from Continuing Operations for the second quarter of 2016 increased 21% to $44.7 million, or $0.29 per diluted share, compared to Pro Forma Adjusted Net Earnings from Continuing Operations of $36.8 million, or $0.24 per diluted share, in the prior year period.
Adjusted EBITDA for the second quarter of 2016 increased 14% to $116.5 million from $102.1 million in the prior year quarter. Adjusted EBITDA Margin was 45.2% compared to 43.5% in the prior year quarter.
Commenting on the results, Black Knight Executive Chairman Bill Foley said, "This is an exciting time for Black Knight, as we continue to execute on our strategic growth initiatives. During the second quarter, we signed the third largest mortgage servicer in the United States onto our market leading LoanSphere MSP platform. In addition, with our acquisitions of eLynx and Motivity Solutions, we demonstrated the execution of one of our growth strategies to selectively pursue strategic acquisitions, allowing us to expand our footprint, broaden our client base and deepen our product and service offerings."
Black Knight President and Chief Executive Officer Tom Sanzone added, "We are pleased with our results in the second quarter. We delivered Adjusted Revenue growth of 10% and Adjusted EBITDA growth of 14%, which drove Adjusted EBITDA Margin expansion of 170 basis points to 45.2%. Our second quarter results reflect our continued focus on driving revenue growth through cross-selling, winning new clients in existing markets and the introduction of new products and solutions to support continuing regulatory changes in the mortgage industry.”
Revenues for the six months ended June 30, 2016 increased 8% to $497.4 million from $459.3 million. Net earnings attributable to Black Knight Financial Services, Inc. for the six months ended June 30, 2016 were $22.8 million, or $0.34 per diluted share, compared to $0.3 million in the prior year period.

Adjusted Revenues for the six months ended June 30, 2016 increased 8% to $501.7 million from $464.3 million in the prior year period. Adjusted Net Earnings from Continuing Operations for the six months ended June 30, 2016 increased 19% to $85.6 million, or $0.56 per diluted share, compared to Pro Forma Adjusted Net Earnings from Continuing Operations of $72.1 million in the prior year period.
Adjusted EBITDA for the six months ended June 30, 2016 increased 13% to $226.6 million from $200.3 million in the prior year period. Adjusted EBITDA Margin was 45.2% compared to 43.1% in the prior year period.
Definitions of non-GAAP financial measures and the reconciliations to related GAAP measures are provided in subsequent sections of the press release narrative and supplemental schedules. Black Knight has not provided a reconciliation of forward-looking Adjusted Net Earnings Per Share from Continuing Operations and Adjusted EBITDA to the most directly comparable GAAP financial measures, due primarily to variability and difficulty in making accurate forecasts and projections of non-operating matters that may arise, as not all of the information necessary for a quantitative reconciliation is available to Black Knight without unreasonable effort.
Segment Information
Technology
Adjusted Revenues for the second quarter of 2016 increased 12% to $213.2 million from $191.0 million in the prior year quarter. Our servicing technology business had Adjusted Revenue growth of 7%, driven by loan growth on our servicing platform and price increases. In our origination technology business, Adjusted Revenue growth of 34% was driven by prior year client implementations and higher transaction volumes. Adjusted EBITDA increased 17% to $122.9 million from $105.4 million, with an Adjusted EBITDA Margin of 57.6%, an increase of 240 basis points compared to the prior year quarter, primarily driven by incremental margins on revenue growth and disciplined cost management.
Adjusted Revenues for the six months ended June 30, 2016 increased 11% to $415.6 million from $375.7 million in the prior year. Adjusted EBITDA increased 16% to $238.3 million from $205.8 million, with an Adjusted EBITDA Margin of 57.3%, an increase of 250 basis points compared to the prior year period.
Data and Analytics
Adjusted Revenues for the second quarter of 2016 increased 1% to $44.3 million from $43.7 million in the prior year quarter. Adjusted EBITDA increased 6% to $6.8 million from $6.4 million in the prior year quarter, with an Adjusted EBITDA Margin of 15.3%, an increase of 70 basis points compared to the prior year period.
Adjusted Revenues for the six months ended June 30, 2016 were $86.1 million compared to $88.5 million in the prior year. Adjusted EBITDA was $13.6 million compared to $14.2 million in the prior year, with an Adjusted EBITDA Margin of 15.8% compared to 16.0% the prior year period.
Balance Sheet
At June 30, 2016, Black Knight had cash and cash equivalents of $28.2 million and debt of $1,620.8 million. As of June 30, 2016, Black Knight had available capacity on its revolving credit facility of $320.0 million.
Business Outlook
The following forward-looking statements reflect Black Knight’s expectations as of today's date. Given the number of risk factors, uncertainties and assumptions discussed below, actual results may differ materially. Black Knight does not intend to update its forward-looking statements until its next quarterly results announcement, other than in publicly available statements.
Black Knight’s full year 2016 outlook is as follows:

•	Revenue and Adjusted Revenue growth is expected to be in the range of 8% to 10%.

•	Adjusted Net Earnings Per Share from Continuing Operations is expected to be in the range of $1.11 to $1.15.

•	Adjusted EBITDA growth is expected to be in the range of 10% to 12%.

Earnings Conference Call and Audio Webcast
Black Knight will host a conference call to discuss the second quarter 2016 financial results on July 20, 2016, at 5:00 p.m. ET. The conference call can be accessed live over the phone by dialing (877) 407-4018, or for international callers (201) 689-8471. A replay will be available from 8:00 p.m. ET on July 20, 2016 through July 27, 2016, and can be accessed by dialing (877) 870-5176, or for international callers (858) 384-5517, and entering replay passcode 13639847. The call will also be webcast live from Black Knight's investor relations website at http://investor.bkfs.com. Following completion of the call, a recorded replay of the webcast will be available on the website.

About Black Knight Financial Services, Inc.
Black Knight (NYSE: BKFS), a Fidelity National Financial (NYSE:FNF) company, is a leading provider of integrated technology, data and analytics solutions that facilitate and automate many of the business processes across the mortgage lifecycle.
Black Knight is committed to being the premier business partner that lenders and servicers rely on to achieve their strategic goals, realize greater success and better serve their customers by delivering best-in-class technology, services and insight with a relentless commitment to excellence, innovation, integrity and leadership. For more information on Black Knight, please visit www.bkfs.com.
Non-GAAP Financial Measures
This earnings release presents non-GAAP financial information including Adjusted Revenues, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Earnings from Continuing Operations, Pro Forma Adjusted Net Earnings from Continuing Operations, Adjusted Net Earnings per Share from Continuing Operations and Pro Forma Adjusted Net Earnings Per Share from Continuing Operations. These are important financial performance measures for Black Knight, but are not financial measures as defined by generally accepted accounting principles ("GAAP"). The presentation of this financial information is not intended to be considered in isolation of or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. Black Knight uses these non-GAAP financial performance measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. Black Knight believes they provide useful information about operating results, enhance the overall understanding of past financial performance and future prospects and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making, including determining a portion of executive compensation. Reconciliations of these measures to the most directly comparable GAAP financial measures are presented in the attached schedules.
Adjusted Revenues and Adjusted EBITDA for the Technology and Data and Analytics segments is presented in conformity with Accounting Standards Codification 280, Segment Reporting. These measures are reported to the chief operating decision maker for purposes of making decisions about allocating resources to the segments and assessing their performance. For these reasons, these measures are excluded from the definition of non-GAAP financial measures under the Securities and Exchange Commission's Regulation G and Item 10(e) of Regulation S-K.
Adjusted Revenues - We define Adjusted Revenues as Revenues adjusted to include the revenues that were not recorded by Black Knight during the periods presented due to the deferred revenue purchase accounting adjustment recorded in accordance with GAAP. These adjustments are reflected in Corporate and Other. This adjustment for the full year of 2016 is expected to be approximately $7.3 million.
Adjusted EBITDA - We define Adjusted EBITDA as Net earnings from continuing operations, with adjustments to reflect the addition or elimination of certain income statement items including, but not limited to (i) depreciation and amortization; (ii) interest expense; (iii) income tax expense; (iv) the deferred revenue purchase accounting adjustment recorded in accordance with GAAP; (v) equity-based compensation; (vi) charges associated with significant legal and regulatory matters; (vii) member management fees paid to FNF and THL Managers, LLC; (viii) exit costs, impairments and other charges; (ix) one-time costs associated with the initial public offering; and (x) other expenses, net. These adjustments are reflected in Corporate and Other.
Adjusted EBITDA Margin - Adjusted EBITDA Margin is calculated by dividing Adjusted EBITDA by Adjusted Revenues.
Adjusted Net Earnings from Continuing Operations and Pro Forma Adjusted Net Earnings from Continuing Operations - We define Adjusted Net Earnings from Continuing Operations as Net earnings from continuing operations with adjustments to reflect the addition or elimination of certain income statement items including, but not limited to, (i) adjustments to calculate Adjusted EBITDA as described above; (ii) adjustment for the net incremental depreciation and amortization adjustments associated with the application of purchase accounting; (iii) non-recurring items in Other expense, net; (iv) adjustment for income tax expense at our estimated effective tax rate, excluding noncontrolling interests; and (v) assuming the exchange of all the outstanding shares of our Class B common stock into shares of our Class A common stock, which eliminates the noncontrolling interests in Black Knight. For periods that include the results of operations prior to the third quarter of 2015, Pro Forma Adjusted Net Earnings from Continuing Operations would further include pro forma adjustments to present interest expense as if the amount of debt outstanding and applicable interest rates as a result of the debt refinancing were consistent for all periods prior to the debt refinancing.
Adjusted Net Earnings Per Share from Continuing Operations and Pro Forma Adjusted Net Earnings Per Share from Continuing Operations - We calculate per share amounts assuming the exchange of all shares of Class B common stock into shares of our Class A common stock at the beginning of the respective period, as well as the dilutive effect of any unvested restricted shares of Class A common stock.

Forward-Looking Statements
This press release contains forward-looking statements that involve a number of risks and uncertainties. Statements that are not historical facts, including statements regarding expectations, hopes, intentions or strategies regarding the future are forward-looking statements. Forward-looking statements are based on Black Knight management's beliefs, as well as assumptions made by, and information currently available to, them. Because such statements are based on expectations as to future financial and operating results and are not statements of fact, actual results may differ materially from those projected. Black Knight undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. The risks and uncertainties that forward-looking statements are subject to include, but are not limited to: electronic security breaches against our information systems; our ability to maintain and grow our relationships with our customers; changes to the laws, rules and regulations that impact our and our customers’ businesses; our ability to adapt our services to changes in technology or the marketplace; the impact of any potential defects, development delays, installation difficulties or system failures on our business and reputation; changes in general economic, business, regulatory and political conditions, particularly as they affect the mortgage industry; risks associated with the availability of data; the effects of our substantial leverage on our ability to make acquisitions and invest in our business; risks associated with our structure and status as a “controlled company;” our ability to successfully integrate strategic acquisitions; and other risks and uncertainties detailed in the “Statement Regarding Forward-Looking Information,” “Risk Factors” and other sections of our Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.

SCHEDULE I
BLACK KNIGHT FINANCIAL SERVICES, INC.
Condensed Consolidated Balance Sheets
(In millions)

	June 30, 2016	December 31, 2015
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$28.2	$186.0
Trade receivables, net	144.3	134.9
Prepaid expenses and other current assets	42.0	28.2
Receivables from related parties	9.8	7.6
Total current assets	224.3	356.7
Property and equipment, net	166.4	152.0
Computer software, net	471.9	466.5
Other intangible assets, net	345.5	330.2
Goodwill	2,301.4	2,223.9
Other non-current assets	194.3	174.4
Total assets	$3,703.8	$3,703.7

LIABILITIES AND EQUITY
Current liabilities:
Trade accounts payable and other accrued liabilities	$58.8	$42.1
Accrued salaries and benefits	44.9	52.2
Current portion of long-term debt	43.5	43.5
Deferred revenues	38.2	40.4
Total current liabilities	185.4	178.2
Deferred revenues	63.2	56.2
Deferred income taxes, net	6.6	4.7
Long-term debt, net of current portion	1,577.3	1,618.0
Other non-current liabilities	5.7	1.6
Total liabilities	1,838.2	1,858.7

Equity:
Additional paid-in capital	804.6	798.9
Retained earnings	42.8	19.9
Accumulated other comprehensive loss	(1.2)	(0.1)
Total shareholders' equity	846.2	818.7
Noncontrolling interests	1,019.4	1,026.3
Total equity	1,865.6	1,845.0
Total liabilities and equity	$3,703.8	$3,703.7

SCHEDULE II
BLACK KNIGHT FINANCIAL SERVICES, INC.
Condensed Consolidated Statements of Earnings
(In millions, except per share data)

	Three months ended June 30,		Six months ended June 30,
	2016	2015	2016	2015
	(Unaudited)

Revenues	$255.5	$232.1	$497.4	$459.3

Expenses:
Operating expenses	144.4	140.3	281.2	273.5
Depreciation and amortization	49.2	48.8	97.4	94.7
Transition and integration costs	1.1	4.7	1.1	7.3
Total expenses	194.7	193.8	379.7	375.5
Operating income	60.8	38.3	117.7	83.8
Other income and expense:
Interest expense	(16.9)	(25.5)	(33.7)	(56.3)
Other expense, net	(4.0)	(4.6)	(4.8)	(4.6)
Total other expense, net	(20.9)	(30.1)	(38.5)	(60.9)
Earnings from continuing operations before income taxes	39.9	8.2	79.2	22.9
Income tax expense	6.7	0.3	12.9	0.4
Net earnings from continuing operations	33.2	7.9	66.3	22.5
Loss from discontinued operations, net of tax	—	(0.1)	—	(0.2)
Net earnings	33.2	7.8	66.3	22.3
Less: Net earnings attributable to noncontrolling interests	21.8	7.5	43.5	22.0
Net earnings attributable to Black Knight Financial Services, Inc.	$11.4	$0.3	$22.8	$0.3

	Three months ended June 30, 2016	May 26, 2015 through June 30, 2015	Six months ended June 30, 2016	May 26, 2015 through June 30, 2015
Earnings per share
Net earnings per share attributable to Black Knight Financial Services, Inc.:
Basic	$0.17	$0.01	$0.35	$0.01
Diluted(1)	$0.17	$—	$0.34	$—
Weighted average shares of Class A common stock outstanding:
Basic	65.9	64.4	65.9	64.4
Diluted(1)	152.7	152.5	152.7	152.5
______________

(1)
The numerator in the diluted net earnings per share calculation is adjusted to reflect our income tax expense at an expected effective tax rate assuming the conversion of the shares of Class B common stock into shares of Class A common stock on a one-for-one basis. The shares of Class B common stock do not share in the earnings or losses of Black Knight Financial Services, Inc. and are, therefore, not participating securities. Accordingly, basic and diluted net earnings per share of Class B common stock have not been presented. The expected effective tax rate for the three and six months ended June 30, 2016 was 35.2% and 35.3%, respectively. The expected effective tax rate for the period of May 26, 2015 through June 30, 2015 was 43.1%. The denominator includes approximately 84.8 million shares of Class B common stock outstanding for the three and six months ended June 30, 2016 and the period of May 26, 2015 through June 30, 2015. The denominator also includes the dilutive effect of approximately 2.0 million shares of unvested restricted Class A common stock for the three and six months ended June 30, 2016 and 3.3 million for the period May 26, 2015 through June 30, 2015.

	Three months ended June 30, 2016	May 26, 2015 through June 30, 2015	Six months ended June 30, 2016	May 26, 2015 through June 30, 2015
Earnings from continuing operations before income taxes	$39.9	$0.9	$79.2	$0.9
Income tax expense excluding the effect of noncontrolling interests	14.0	0.4	28.0	0.4
Net earnings from continuing operations	$25.9	$0.5	$51.2	$0.5
Diluted shares	152.7	152.5	152.7	152.5
Diluted net earnings per share	$0.17	$—	$0.34	$—

SCHEDULE III
BLACK KNIGHT FINANCIAL SERVICES, INC.
Condensed Consolidated Statements of Cash Flows
(In millions)

	Six months ended June 30,
	2016	2015
	(Unaudited)
Cash flows from operating activities:
Net earnings	$66.3	$22.3
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	97.4	94.7
Amortization of debt issuance costs, bond premium and original issue discount	1.4	(0.4)
Loss on extinguishment of debt, net	—	4.8
Deferred income taxes, net	1.9	0.2
Equity-based compensation	6.1	9.5
Changes in assets and liabilities:
Trade and other receivables, including receivables from related parties	(5.9)	(24.6)
Prepaid expenses and other assets	(16.5)	(8.5)
Deferred contract costs	(28.6)	(28.3)
Deferred revenues	3.0	18.2
Trade accounts payable and other accrued liabilities	(2.7)	(22.3)
Net cash provided by operating activities	122.4	65.6
Cash flows from investing activities:
Additions to property and equipment	(17.4)	(26.8)
Additions to computer software	(22.1)	(27.1)
Business acquisitions, net of cash acquired	(150.2)	—
Investment in property records database	—	(6.8)
Net cash used in investing activities	(189.7)	(60.7)
Cash flows from financing activities:
Borrowings, net of original issue discount	55.0	1,299.0
Debt service payments	(97.0)	(1,723.9)
Distributions to members	(48.5)	(17.3)
Proceeds from issuance of Class A common stock, before offering expenses	—	479.3
Costs directly associated with issuance of Class A common stock	—	(2.7)
Debt issuance costs	—	(19.8)
Senior notes call premium	—	(11.8)
Net cash (used in) provided by financing activities	(90.5)	2.8
Net (decrease) increase in cash and cash equivalents	(157.8)	7.7
Cash and cash equivalents, beginning of period	186.0	61.9
Cash and cash equivalents, end of period	$28.2	$69.6
Supplemental cash flow information:
Interest paid	$(30.1)	$(57.9)
Income taxes (paid) refunded, net	$(12.2)	$0.2

SCHEDULE IV
BLACK KNIGHT FINANCIAL SERVICES, INC.
Segment Information
(In millions)

	Three months ended June 30, 2016
	Technology	Data and Analytics	Corporate and Other		Total
	(Unaudited)
Revenues	$213.2	$44.3	$(2.0)	(1)	$255.5
Expenses:
Operating expenses	90.3	37.5	16.6		144.4
Transition and integration costs	—	—	1.1		1.1
EBITDA	122.9	6.8	(19.7)		110.0
Depreciation and amortization	25.8	2.3	21.1	(2)	49.2
Operating income (loss)	97.1	4.5	(40.8)		60.8
Interest expense					(16.9)
Other expense, net					(4.0)
Earnings from continuing operations before income taxes					39.9
Income tax expense					6.7
Net earnings from continuing operations					$33.2
________________________
(1) Revenues for Corporate and Other represent deferred revenue purchase accounting adjustments recorded in accordance with GAAP.
(2) Depreciation and amortization for Corporate and Other primarily represents net incremental depreciation and amortization adjustments associated with the application of purchase accounting recorded in accordance with GAAP.

	Three months ended June 30, 2015
	Technology	Data and Analytics	Corporate and Other		Total
	(Unaudited)
Revenues	$191.0	$43.7	$(2.6)	(1)	$232.1
Expenses:
Operating expenses	85.6	37.3	17.4		140.3
Transition and integration costs	—	—	4.7		4.7
EBITDA	105.4	6.4	(24.7)		87.1
Depreciation and amortization	23.8	1.6	23.4	(2)	48.8
Operating income (loss)	81.6	4.8	(48.1)		38.3
Interest expense					(25.5)
Other expense, net					(4.6)
Earnings from continuing operations before income taxes					8.2
Income tax expense					0.3
Net earnings from continuing operations					$7.9
________________________
(1) Revenues for Corporate and Other represent deferred revenue purchase accounting adjustments recorded in accordance with GAAP.
(2) Depreciation and amortization for Corporate and Other primarily represents net incremental depreciation and amortization adjustments associated with the application of purchase accounting recorded in accordance with GAAP.

SCHEDULE IV (CONTINUED)
BLACK KNIGHT FINANCIAL SERVICES, INC.
Segment Information
(In millions)

	Six months ended June 30, 2016
	Technology	Data and Analytics	Corporate and Other		Total
	(Unaudited)
Revenues	$415.6	$86.1	$(4.3)	(1)	$497.4
Expenses:
Operating expenses	177.3	72.5	31.4		281.2
Transition and integration costs	—	—	1.1		1.1
EBITDA	238.3	13.6	(36.8)		215.1
Depreciation and amortization	51.2	4.4	41.8	(2)	97.4
Operating income (loss)	187.1	9.2	(78.6)		117.7
Interest expense					(33.7)
Other expense, net					(4.8)
Earnings from continuing operations before income taxes					79.2
Income tax expense					12.9
Net earnings from continuing operations					$66.3
________________________
(1) Revenues for Corporate and Other represent deferred revenue purchase accounting adjustments recorded in accordance with GAAP.
(2) Depreciation and amortization for Corporate and Other primarily represents net incremental depreciation and amortization adjustments associated with the application of purchase accounting recorded in accordance with GAAP.

	Six months ended June 30, 2015
	Technology	Data and Analytics	Corporate and Other		Total
	(Unaudited)
Revenues	$375.7	$88.5	$(4.9)	(1)	$459.3
Expenses:
Operating expenses	169.9	74.3	29.3		273.5
Transition and integration costs	—	—	7.3		7.3
EBITDA	205.8	14.2	(41.5)		178.5
Depreciation and amortization	46.3	3.3	45.1	(2)	94.7
Operating income (loss)	159.5	10.9	(86.6)		83.8
Interest expense					(56.3)
Other expense, net					(4.6)
Earnings from continuing operations before income taxes					22.9
Income tax expense					0.4
Net earnings from continuing operations					$22.5
________________________
(1) Revenues for Corporate and Other represent deferred revenue purchase accounting adjustments recorded in accordance with GAAP.
(2) Depreciation and amortization for Corporate and Other primarily represents net incremental depreciation and amortization adjustments associated with the application of purchase accounting recorded in accordance with GAAP.

SCHEDULE V
BLACK KNIGHT FINANCIAL SERVICES, INC.
Reconciliation of GAAP to Non-GAAP Financial Measures
(In millions)

Reconciliation of Revenues to Adjusted Revenues

	Three months ended June 30,		Six months ended June 30,
	2016	2015	2016	2015
	(Unaudited)
Revenues	$255.5	$232.1	$497.4	$459.3
Deferred revenue adjustment	2.0	2.6	4.3	5.0
Adjusted Revenues	$257.5	$234.7	$501.7	$464.3

Reconciliation of Net Earnings from Continuing Operations to Adjusted EBITDA

	Three months ended June 30,		Six months ended June 30,
	2016	2015	2016	2015
	(Unaudited)
Net earnings from continuing operations	$33.2	$7.9	$66.3	$22.5
Depreciation and amortization	49.2	48.8	97.4	94.7
Interest expense	16.9	25.5	33.7	56.3
Income tax expense	6.7	0.3	12.9	0.4
Other expense, net	4.0	4.6	4.8	4.6
EBITDA	110.0	87.1	215.1	178.5
Equity-based compensation	3.4	7.7	6.1	9.5
Deferred revenue adjustment	2.0	2.6	4.3	5.0
Transition and integration costs	1.1	1.4	1.1	3.6
IPO costs	—	3.3	—	3.7
Adjusted EBITDA	$116.5	$102.1	$226.6	$200.3
Adjusted EBITDA Margin	45.2%	43.5%	45.2%	43.1%

SCHEDULE VI
BLACK KNIGHT FINANCIAL SERVICES, INC.
Reconciliation of Net Earnings from Continuing Operations to Adjusted Net Earnings from Continuing Operations /
Pro Forma Adjusted Net Earnings from Continuing Operations
(In millions, except per share data)

	Three months ended June 30,		Six months ended June 30,
	2016	2015	2016	2015
	(Unaudited)
Net earnings from continuing operations	$33.2	$7.9	$66.3	$22.5
Depreciation and amortization adjustment (1)	20.3	22.5	40.1	43.4
Equity-based compensation (2)	3.4	7.7	6.1	9.5
Deferred revenue adjustment (3)	2.0	2.6	4.3	5.0
Other expense, net adjustment (4)	4.0	4.8	4.9	4.8
Transition and integration costs (5)	1.1	1.4	1.1	3.6
Interest expense adjustment (6)	—	8.8	—	23.3
IPO costs (7)	—	3.3	—	3.7
Income tax expense adjustment (8)	(19.3)	(22.2)	(37.2)	(43.7)
Adjusted Net Earnings from Continuing Operations / Pro Forma Adjusted Net Earnings from Continuing Operations (9)	$44.7	$36.8	$85.6	$72.1

Adjusted Net Earnings Per Share from Continuing Operations / Pro Forma Adjusted Net Earnings Per Share from Continuing Operations (9)	$0.29	$0.24	$0.56
Weighted Average Adjusted Shares Outstanding / Pro Forma Adjusted Shares Outstanding (9)	152.7	152.5	152.7
________________________
Non-GAAP and Pro Forma adjustments:

(1)     Represents net incremental depreciation and amortization adjustments associated with the application of purchase accounting.
(2)     Represents adjustments for equity-based compensation recorded in accordance with GAAP.
(3)     Represents adjustments to include the revenues that were not recorded by Black Knight during the period presented due to deferred revenue purchase accounting adjustments recorded in accordance with GAAP, all of which are included in Corporate and Other.
(4)    Represents adjustments for Other expenses, net recorded in accordance with GAAP.

(5)	Represents incremental costs associated with acquisitions in 2016, as well as member management fees paid through the date of the initial public offering.

(6)
Represents pro forma adjustments to reflect the effect of the debt refinancing for periods prior to third quarter 2015, presenting interest expense as if the amount of debt outstanding and interest rates were consistent with the terms in effect on the date of refinancing.

(7)	Represents costs related to the initial public offering of Black Knight.

(8)
Represents adjustments to reflect a full year estimated effective tax rate of 37.0% and 38.0% for 2016 and 2015, respectively, assuming the conversion of all the shares of Class B common stock into shares of Class A common stock, assuming that Black Knight was a taxable entity as of the beginning of the earliest period presented and assuming the effect of the non-GAAP and/or pro forma adjustments.

(9)	Periods prior to third quarter 2015 are presented on a pro forma basis.

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